Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT HOLDINGS, INC. ANNOUNCES AGREEMENT WITH ITS LENDERS TO PROVIDE ADDITIONAL DEBT REFINANCING FLEXIBILITY AND PREVIEWS

FOURTH QUARTER AND FULL YEAR 2025 PRELIMINARY RESULTS

LEAWOOD, KANSAS – January 29, 2026: AMC Entertainment Holdings, Inc. (NYSE: AMC) (the “Company,” or “AMC”), today announced that it has reached an agreement with certain holders of its Muvico, LLC Senior Secured Notes due 2029 (“2029 Notes”) that will, among other things, provide the Company with the flexibility to refinance its existing term loan credit agreement and the 12.75% Odeon Senior Secured Notes due 2027, with new debt that may be secured and guaranteed by the Company, and its Odeon and Muvico subsidiaries. Any such refinancing would be expected to extend the maturity of the refinanced debt and reduce the related interest expense.

Commenting on the lender agreement, AMC Chairman and CEO Adam Aron said, “Thanks to the ongoing support of our lenders, we have enhanced our flexibility to streamline and simplify our capital structure, reduce our cost of capital, improve our liquidity and efficiently address upcoming debt maturities. We remain resolute in our ongoing pursuit of strengthening our balance sheet and this collaborative agreement with our supportive noteholders is yet another step to ensure that AMC is best positioned to capitalize on the industry’s anticipated recovery trajectory.”

AMC also released preliminary results for the three months and full year ended December 31, 2025. The preliminary results are unaudited, subject to completion of the Company’s financial reporting processes, based on information known by management as of the date of this press release and do not represent a comprehensive statement of our financial results for the three months and year ended December 31, 2025. AMC expects:

Three Months Ended December 31, 2025 Preliminary Results

•	Total revenues for the three months ended December 31, 2025, to be approximately $1,288.3 million compared to $1,306.4 million for the three months ended December 31, 2024.
•	Net loss for the three months ended December 31, 2025, to be approximately $(127.4) million compared to a net loss of $(135.6) million for the three months ended December 31, 2024.
•	Adjusted EBITDA to be approximately $134.1 million for the three months ended December 31, 2025, compared to Adjusted EBITDA of $164.8 million for the three months ended December 31, 2024.
•	Cash and cash equivalents at December 31, 2025 to be $428.5 million, excluding restricted cash of $48.8 million.

Full Year Ended December 31, 2025 Preliminary Results

•	Total revenues for the full year ended December 31, 2025, to be approximately $4,848.9 million compared to $4,637.2 million for the full year ended December 31, 2024.
•	Net loss for the full year ended December 31, 2025, to be approximately $(632.4) million compared to a net loss of $(352.6) million for the full years ended December 31, 2024.
•	Adjusted EBITDA to be approximately $387.5 million for the full year ended December 31, 2025, compared to Adjusted EBITDA of $343.9 million for the full year ended December 31, 2024.

Full year 2025 preliminary Adjusted EBITDA of approximately $388 million was achieved in a North American industry box office of approximately $8.9 billion and European industry attendance of approximately 397 million1.

AMC’s results are leveraged to the industry box office in which it operates. While AMC does not provide guidance, as disclosed in the proxy statement filed with the SEC on October 24, 2025, internal modeling for the 2024 annual incentive plan assumes that for each approximately $100 million increase in the North American industry box office, the Company would expect domestic Adjusted EBITDA to increase by approximately $18 million, and for each approximately five million increase in European industry attendance, the Company would expect International Adjusted EBITDA to increase by approximately $8 million. These estimates are broadly applicable for 2025. These are merely estimates, and actual results in future years may vary depending on factors including, but not limited to, revenue and costs per patron, cost structure, relative box office performance in different geographies, and market share.

Adjusted EBITDA is a non-GAAP financial measure and tables reconciling this non-GAAP financial measure to its closest respective GAAP financial measures are included in this press release.

Commenting on the preliminary results, AMC Chairman and CEO Adam Aron said, “2025 marked another important step forward for both AMC and the theatrical exhibition industry. Albeit not the industry growth we anticipated, the box office improved modestly year-over-year, rising approximately 1.5%, while AMC once again outperformed, growing total revenue by 4.6% and Adjusted EBITDA by nearly 13% compared to 2024. This outperformance reflects our relentless focus on operating improvements and portfolio optimization and further demonstrates our leadership in the guest experience through world-class marketing and loyalty programs, innovative food and beverage variety and best-in-class premium large format offerings.”

Aron concluded, “Looking ahead, we are increasingly optimistic about 2026. Encouragingly, the first quarter box office year-to-date is already approximately 9% ahead of the same period last year, and we believe the highly anticipated film slate for the remainder of the year should drive very significant industry growth. With titles such as SPIDER-MAN: BRAND NEW DAY, AVENGERS: DOOMSDAY, MOANA, DUNE: PART THREE, and THE ODYSSEY, among many others, we believe AMC is well positioned to capture that growth through our unrivaled theatre footprint, industry leading premium formats, engaging loyalty programs, and concessions and merchandise offerings.”

AMC will report its full results for the three months and full year ended December 31, 2025, after the market closes on Tuesday, February 24, 2026.

The Company will host an earnings webcast accessible through the Investor Relations section of AMC’s website at investor.amctheatres.com/. During the webcast, the company will take questions from both AMC Investor Connect members and equity research analysts. AMC investors can visit www.amctheatres.com/stockholders to sign up for membership in AMC Investor Connect and submit their written questions. The link to submit questions will be available from February 16, 2026 until February 23, 2026.

Investors and interested parties should go to the website (investor.amctheatres.com/) at least 15 minutes before the earnings webcast to register, and/or download and install any necessary audio software.

•	Date: Tuesday, February 24, 2026
•	Time: 4:00 PM CST / 5:00 PM EST

An archive of the webcast will be available on the Company’s website after the webcast for a limited time.

1 Obtained from industry trade sources, and in the case of European industry attendance represents industry attendance for the countries in which Odeon Cinemas Group operates.

Information Regarding Preliminary Results

The preliminary estimated financial information contained in this press release is unaudited, is subject to completion of the Company's financial reporting processes, reflects management’s current estimates based solely upon information available to it as of the date of this press release and is not a comprehensive statement of our financial results for the three months and year ended December 31, 2025. Such preliminary financial information is subject to the finalization and closing of the Company’s accounting books and records (which have yet to be performed) and should not be viewed as a substitute for full quarterly financial statements or an annual audit prepared in accordance with GAAP. No independent registered public accounting firms have audited, reviewed or compiled, examined or performed any procedures with respect to these preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results. The preliminary financial information for the three months ended December 31, 2025 and the twelve months ended December 31, 2025 are not necessarily indicative of our results for future interim periods. The preliminary estimated financial results described above constitute forward-looking statements. Accordingly, you should not place undue reliance upon these preliminary estimates. During the preparation of the Company's audited financial statements for the fiscal year ended December 31, 2025, additional items that would require adjustments, which may be material to such preliminary results presented herein, may be identified.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 860 theatres and 9,600 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements the Company makes regarding impacts of the industry box office in North America and European industry attendance, the Company’s expected revenue, net loss, capital expenditures, diluted loss per share, Adjusted EBITDA and estimated cash and cash equivalents, the potential for sustained growth, the Company’s cash generation potential, the potential for further debt equitization, the ability to achieve the Company’s AMC Go Plan, the Company’s financial runway and the continued box office recovery as well as the future box office outlook, including with respect to the full year 2026. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the effectiveness of the refinancing transactions completed in the third quarter of 2025 and the ability to further equitize existing debt; increased use of alternative film delivery methods or other forms of entertainment; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its ability to meet its covenants and limitations on AMC's ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production, promotion, marketing, and performance including labor stoppages affecting the production, supply and release schedule of theatrical motion picture content and choice of distributors to release fewer feature-length films as a result of the additional financial burden imposed by tariffs; the use of artificial intelligence (“AI”) technology in the filmmaking process and audience acceptance of movies made utilizing AI technology; general and international economic, political, regulatory and other risks, including but not limited to rising interest rates; AMC’s lack of control over distributors of films; limitations on the availability of capital, including on the authorized number of AMC common stock; dilution of voting power caused by recent sales of AMC common stock and through the issuance of AMC common stock underlying Muvico’s exchangeable notes and the issuance of preferred stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit; AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, the Company cautions you against relying on forward-looking statements, which speak only as of the date they are made.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as the Company’s other filings with the SEC, copies of which may be obtained by visiting the Company’s Investor Relations website at investor.amctheatres.com or the SEC’s website at www.sec.gov.

AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables Follow)

Non-GAAP Reconciliations

A reconciliation of the Company’s net loss, the closest GAAP measure, to Adjusted EBITDA is presented in the following table:

	Reconciliation of Adjusted EBITDA
	Three Months Ended		Year Ended
	December 31,		December 31,
	(Preliminary Estimates)		(Preliminary Estimates)
(Unaudited, in millions)	2025	2024	2025	2024
Net loss	$(127.4)	$(135.6)	$(632.4)	$(352.6)
Plus:
Income tax provision	0.5	0.7	4.5	2.1
Interest expense	142.2	123.9	530.2	443.7
Depreciation and amortization	80.1	78.3	313.4	319.5
Impairment of long-lived assets (2)	43.5	72.3	43.5	72.3
Certain operating expenses (3)	8.5	1.9	14.6	5.4
Equity in earnings of non-consolidated entities (4)	(2.3)	(2.5)	(6.8)	(12.4)
Attributable EBITDA (5)	1.4	0.7	2.3	1.9
Investment income (6)	(23.7)	(1.9)	(32.1)	(16.3)
Other expense (income) (7)	11.7	20.1	129.8	(141.8)
Merger, acquisition and other costs (8)	0.4	—	3.6	0.1
Stock-based compensation expense (9)	(0.8)	6.9	16.9	22.0
Adjusted EBITDA (1)	$134.1	$164.8	$387.5	$343.9

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our definition of Adjusted EBITDA and adjustments made to net earnings (loss) to calculate it are broadly consistent with how Adjusted EBITDA is defined and calculated in our debt indentures.

2)	During the three months and year ended December 31, 2025, we recorded non-cash impairment charges related to our long-lived assets of $28.0 million on 47 theatres in U.S. markets with 560 screens which were related to property, net and operating lease right-of-use assets, net and $15.5 million on 20 theatres in International markets with 159 screens which are related to property, net and operating lease right-of-use assets, net.

During the three months and year ended December 31, 2024, we non-cash impairment charges related to our long-lived assets of $51.9 million on 39 theatres in U.S. markets with 469 screens which were related to property, net and operating lease right-of-use assets, net and $20.4 million on 23 theatres in International markets with 188 screens which are related to property, net and operating lease right-of-use assets, net.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Equity in earnings of non-consolidated entities during the three months ended December 31, 2025, primarily consisted of equity in earnings from AC JV, LLC (“AC JV”) of $(1.4) million. Equity in earnings of non-consolidated entities during the three months ended December 31, 2024, primarily consisted of equity in earnings from AC JV of $(0.5) million.

Equity in earnings of non-consolidated entities during the year ended December 31, 2025, primarily consisted of equity in earnings from AC JV of $(4.8) million. Equity in earnings of non-consolidated entities during the year ended December 31, 2024, primarily consisted of equity in earnings from AC JV of $(10.0) million.

5)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Equity in (earnings) of non-consolidated entities	$(2.3)	$(2.5)	$(6.8)	$(12.4)
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(1.1)	(1.2)	(5.7)	(11.5)
Equity in earnings of International theatre joint ventures	1.2	1.3	1.1	0.9
Income tax provision	0.2	0.1	0.1	—
Investment income	(0.5)	(0.4)	(0.5)	(0.4)
Interest expense	0.1	—	0.2	0.1
Depreciation and amortization	0.4	(0.1)	1.4	1.3
Other income	—	(0.2)	—	—
Attributable EBITDA	$1.4	$0.7	$2.3	$1.9

6)	Investment income during the three months ended December 31, 2025, includes interest income of $(1.1) million and realized and unrealized gains on our investments in Hycroft Mining Holding Corporation (“Hycroft”) of $(22.6) million. Investment income during the three months ended December 31, 2024, included interest income of $(3.1) million, partially offset by unrealized losses on our investments in Hycroft of $1.2 million.

Investment income during the year ended December 31, 2025, includes interest income of $(8.0) million and realized and unrealized gains on our investments in Hycroft of $(34.4) million, partially offset by impairment of an equity security without a readily determinable fair value of $10.3 million. Investment income during the year ended December 31, 2024, includes interest income of $(19.2) million, partially offset by unrealized losses in our investments in Hycroft of $2.9 million.

7)	Other expense for the three months ended December 31, 2025 includes an increase in the fair value of the bifurcated embedded derivative in the Senior Secured Exchangeable Notes due 2030 of $28.8 million and term loan modification third party fees of $1.0 million, partially offset by a decrease in fair value of the bifurcated embedded derivative in the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 of $(14.1) million, shareholder litigation recoveries of $(3.8) million and foreign currency transaction gains of $(0.2) million. Other expense for the three months ended December 31, 2024 includes foreign currency transaction losses of $25.9 million, net losses on debt extinguishment of $1.4 million, and term loan modification third party fees of $1.3 million, partially offset by shareholder litigation recoveries of $(6.2) million and a decrease in fair value of the bifurcated embedded derivative in the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 of $(2.3) million.

Other expense during the year ended December 31, 2025 includes net losses on debt extinguishments of $196.0 million, an increase in the fair value of the bifurcated embedded derivative in the Senior Secured Exchangeable Notes due 2030 of $19.3 million, and term loan modification third party fees of $3.1 million, partially offset by a decrease in the fair value of the bifurcated embedded derivative in the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 of $(56.7) million, foreign currency transaction gains of $(28.1) million, and shareholder litigation recoveries of $(3.8) million. Other income for the year ended December 31, 2024 includes a decrease in the fair value of the bifurcated embedded derivative in the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 of $(75.8) million, shareholder litigation recoveries of $(40.2) million, net gains on debt extinguishments of $(38.9) million, and a vendor dispute settlement of $(36.2) million, partially offset by term loan modification third party fees of $42.3 million and foreign currency transaction losses of $7.0 million.

8)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

9)	Non-cash expense included in general and administrative: other.

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